                                                                      EXHIBIT 18

                          OPTION AND VOTING AGREEMENT

           THIS AGREEMENT, dated as of January 11, 1995, between Zurich Reinsurance Centre Holdings, Inc., a Delaware corporation ("ZRC"), and John Deere Insurance Group, Inc. (the "Shareholder"), a major shareholder of Re Capital Corporation, a Delaware corporation ("Re Cap").

                              W I T N E S S E T H:
                              -------------------

           WHEREAS, contemporaneously with the execution of this Agreement, Re Cap and ZRC are entering into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which a wholly-owned subsidiary of ZRC will be merged into Re Cap (the "Merger") and the holders of Re Cap's common stock, par value $0.10 per share ("Re Cap Common Stock"), will receive $18.50 per share of Re Cap Common Stock;

           WHEREAS, ZRC may be required to incur substantial expenses in connection with the performance of the Merger Agreement;

           WHEREAS, ZRC, as a condition to its willingness to enter into the Merger Agreement, has required the Shareholder to enter into this Agreement with respect to all of the shares of Re Cap Common Stock owned by the Shareholder, together with any additional shares of Re Cap Common Stock hereafter acquired by the Shareholder (pursuant to Section 7, by purchase or otherwise) (such specified number of shares, and any additional shares when and if they are acquired, being referred to as the "Shares") on the terms and conditions hereinafter set forth; and

           WHEREAS, the Board of Directors of Re Cap has approved ZRC becoming an "interested stockholder" for purposes of Section 203 of the Delaware General Corporation Law;

           NOW, THEREFORE, the parties hereto agree as follows:

           1.   Grant of Option.  The Shareholder hereby grants to ZRC an option
                ---------------
 (the "Option") to purchase all but not less than all of the Shares at a purchase price of $18.50 per share (the "Purchase Price") in cash (subject to adjustment pursuant to Section 7 below) for each Share purchased.

           2.   Exercise of Option.  At any time prior to the termination of
                ------------------
 this Agreement in accordance with the terms of Section 12, ZRC may exercise the Option, in whole, but not in part, if:

           (a) a Third Party Business Combination (as defined in the Merger Agreement) occurs; or

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           (b)  the Merger Agreement is terminated and ZRC is entitled to payment of expenses and a fee pursuant to section 11.3(b) of the Merger Agreement.

           At any time ZRC wishes to exercise the Option, ZRC shall give written notice (the "Notice") to the Shareholder specifying a place and a date not less than two nor more than fifteen business days from the date of the Notice for the closing (the "Closing") of such purchase; provided, however, that, subject
                                               --------  -------
 to the termination provision set forth in Section 12, the date for such Closing shall be extended to a date that shall not be later than 35 days after the later of (a) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") and (b) the receipt by ZRC of all necessary approvals under applicable state insurance laws and regulations.

           3.   Payment and Delivery of Certificate(s).  At the Closing
                --------------------------------------
 hereunder:

           (a) ZRC will make payment to the Shareholder of the aggregate Purchase Price for the Shares being purchased upon exercise of the Option in immediately available funds by wire transfer to a bank designated by the Shareholder at least one (1) business day prior to such Closing in an amount equal to the Purchase Price multiplied by the total number of Shares being purchased; and

           (b) The Shareholder will deliver to ZRC, against payment to the Shareholder as provided in Section 3(a), a certificate or certificates representing the number of Shares so purchased by ZRC duly endorsed or with executed blank stock powers attached, in either event with signature guaranteed such that registered ownership of the Shares may be registered for transfer on the books of Re Cap.

           4.   Agreement to Vote.  The Shareholder hereby agrees, during the
                -----------------
 term of this Agreement, to vote all of the Shares at any meeting, or in connection with any written consent, of the Re Cap shareholders (a) in favor of the Merger Agreement and any other related transactions or matters presented in connection with the Merger and (b) against any other proposal which provides for any merger, sale of assets or other Third Party Business Combination (as defined in the Merger Agreement) between Re Cap (or any subsidiary of Re Cap) and any other person or entity or which is otherwise inconsistent with the Merger or the Merger Agreement.

           5.   Legending of Certificates.  The Shareholder agrees to submit to
                -------------------------
 ZRC contemporaneously with or promptly following execution of this Agreement (or promptly following receipt of any additional certificates representing any additional Shares) all certificates representing the Shares so that ZRC may note thereon a legend referring to the option granted to it by, and voting agreement contained in, this Agreement.

           6.   Payment of Additional Purchase Price.  If, after purchasing the
                ------------------------------------
 Shares pursuant to the Option, ZRC or any of its affiliates receives any cash or non-cash consideration in respect of the Shares in connection with a Third Party Business

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 Combination during the period commencing on the date of the Closing hereunder and ending on the first anniversary thereof, ZRC shall promptly pay over to the Shareholder, as an addition to the Purchase Price, (a) the excess, if any, of such consideration over the aggregate Purchase Price paid for the shares by ZRC less (b) the amount of any federal, state, local or other tax paid or payable as a result of, or otherwise attributable to, the sale or other disposition of the Shares by ZRC; provided that, (X) if the consideration received by ZRC or
                    --------
 such affiliates shall be securities listed on a national securities exchange or traded on the NASDAQ National Market ("NASDAQ"), the per share value of such consideration shall be equal to the closing price per share listed on such national securities exchange or NASDAQ on the date such transaction is consummated and (Y) if the consideration received by ZRC or such affiliates shall be in a form other than securities, the per share value shall be determined in good faith as of the date such transaction is consummated by ZRC and the Shareholder, or, if ZRC and the Shareholder cannot reach agreement, by a nationally recognized investment banking firm reasonably acceptable to the parties.

           7.   Adjustments to Prevent Dilution, Etc.  In the event of a stock
                ------------------------------------
 dividend or distribution, or any change in Re Cap Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. In such event, the amount to be paid per share by ZRC shall be proportionately adjusted.

           8.   Representations and Warranties of the Shareholder.
                -------------------------------------------------

           The Shareholder represents and warrants to ZRC that:

           (a) The Shareholder is the sole beneficial owner of the Shares; the Shares are all of the shares of the capital stock of Re Cap owned beneficially or of record by the Shareholder; and the Shareholder owns the Shares, free and clear of any agreements, liens, adverse claims or encumbrances whatsoever with respect to the ownership of or the right to vote the Shares.

           (b) The Shareholder has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of the Shareholder. This Agreement has been duly executed and delivered by the Shareholder.

           (c) The execution, delivery and performance of this Agreement will not, with or without the giving of notice or the passage of time, (i) violate any judgment, injunction, order or decree of any court, arbitrator or governmental agency applicable to the Shareholder, or (ii) conflict with, result in the breach of any provision of, constitute a default under, or require the consent of any third party under, any

                             (Page 16 of 20 Pages)
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 agreement or instrument to which the Shareholder is a party or by which the
 Shareholder is bound.

           9.   Additional Covenants of the Shareholder.  The Shareholder hereby
                ---------------------------------------
 covenants and agrees that:

           (a) Until the termination of this Agreement, the Shareholder will not enter into any transaction, take any action or by inaction permit any event to occur that would result in any of the representations or warranties of the Shareholder herein contained not being true and correct.

           (b) Until the termination of this Agreement, the Shareholder shall not, directly or indirectly, through any employee, agent or otherwise: (i) solicit, initiate or encourage submission of proposals or offers from any person relating to any acquisition or purchase of all or a material part of the assets of, or any equity interest in, or any merger, consolidation or business combination with, Re Cap or any of its subsidiaries (an "acquisition proposal"), or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way or assist, facilitate or encourage any acquisition proposal by any other person.

           (c) From and after the date hereof until the termination of this Agreement, the Shares shall not be sold, transferred, pledged, hypothecated, transferred by gift, or otherwise disposed of in any manner whatsoever.

           (d) The Shareholder shall execute and deliver any additional documents reasonably necessary or desirable, in the opinion of ZRC's or Re Cap's counsel, to evidence the Option granted in Section 1 and the agreement to vote granted in Section 4 with respect to the Shares or otherwise implement and effect the provisions of this Agreement.

           10.  Representations and Warranties of ZRC.
                -------------------------------------

           ZRC represents and warrants to the Shareholder that:

           (a) ZRC has all requisite corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement and all of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of ZRC. This Agreement has been duly executed and delivered by ZRC.

           (b) Neither the execution, delivery or performance of this Agreement by ZRC nor the consummation of the transactions contemplated herein will (i) violate the Certificate of Incorporation or Bylaws of ZRC, (ii) violate any judgment, injunction, order or decree of any court, arbitrator or governmental agency applicable to ZRC, or (iii) conflict with, result in the breach of any provision of, or constitute a

                             (Page 17 of 20 Pages)
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 default under, any agreement or instrument to which ZRC is a party or by which
 ZRC is bound.

           (c) If the Option is exercised, the Shares will be acquired for investment for ZRC's own account, not as a nominee or agent and not with a view to the distribution of any part thereof. ZRC has no present intention of selling, granting any participation in, or otherwise distributing the same nor does ZRC have any contract, undertaking, agreement or arrangement with any person or to any third person, with respect to any of the Shares.

           (d) ZRC understands that the Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act of 1933, as amended (the "1933 Act"), or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the 1933 Act, the Shares must be held indefinitely. In the absence of an effective registration statement covering the Shares, ZRC will sell, transfer, or otherwise dispose of the Shares only in a matter consistent with its representations and agreements set forth herein.

           11.  Cooperation as to Regulatory Matters.  As promptly as possible
                ------------------------------------
 after the execution hereof, ZRC will file any required notifications with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("Justice") pursuant to and in compliance with the HSR Act and seek all regulatory approvals required in connection with the transactions contemplated hereby. ZRC will comply fully with all applicable notification, reporting and other requirements of the HSR Act and will cooperate with Re Cap in satisfying such requirements. ZRC shall not unreasonably delay submission of information required by the FTC and Justice under the HSR Act and shall use its best efforts to supply such information promptly. At all times from the date hereof until the termination of this Agreement, ZRC will use its reasonable best efforts promptly to obtain any and all regulatory approvals and to make any filings under federal and state securities laws necessary in connection with the acquisition of Shares pursuant to this Agreement. The Shareholder will cooperate fully and promptly with ZRC.

           12.  Termination.  This Agreement shall terminate on the earlier of
                -----------
 (a) the Effective Date (as defined in the Merger Agreement) and (b) the date of termination of the Merger Agreement, unless the Merger Agreement is terminated by ZRC pursuant to Section 10.1(d) or Section 10.1(e) thereto or by Re Cap pursuant to Section 10.1(g) thereto, in which case this Agreement shall terminate 15 days after termination of the Merger Agreement; provided, however,
                                                              --------  -------
 that if, during such 15-day period, ZRC delivers the Notice, this Agreement shall terminate six months after termination of the Merger Agreement.

           13.  Binding Effect; Assignment.  This Agreement shall inure to the
                --------------------------
 benefit of and be binding upon the parties and their respective successors and permitted assigns. ZRC may assign its rights and obligations hereunder to an entity controlled by

                             (Page 18 of 20 Pages)
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 or under common control with ZRC.  The Shareholder shall not assign its rights or obligations hereunder without ZRC's consent.

           14.  Notices.  All notices and communications hereunder shall be in
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 writing and shall be deemed to have been duly given if delivered personally or by Federal Express or other courier service or sent by express mail, postage prepaid, return receipt requested, addressed to the respective party at the applicable address below, on the date of such personal delivery or on the date received:

 If to ZRC:                Zurich Reinsurance Centre Holdings, Inc.
                           One Chase Manhattan Plaza
                           43rd Floor
                           New York, New York  10005
                           Attention:  Steven M. Gluckstern
                           Telecopy No.:  (212) 898-5007

 with a copy to:           Willkie Farr & Gallagher
                           153 East 53rd Street
                           New York, New York  10022
                           Attention:  Peter A. Appel, Esq.
                           Telecopy No.:  (212) 821-8111

 If to the Shareholder:    John Deere Insurance Group, Inc.
                           3400 80th Street
                           Moline, Illinois  61265
                           Attention:  Dennis E. Hoffmann
                           Telecopy No.:  (309) 765-5892

 with a copy to:           Shearman & Sterling
                           599 Lexington Avenue
                           New York, New York  10022
                           Attention:  Bonnie Greaves, Esq.
                           Telecopy No.:  (212) 848-7179

 Any party may change the foregoing address from time to time by giving the other party notice thereof.

           15.  Injunctive Relief; Remedies Cumulative.
                --------------------------------------

           (a) Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of such party that are contained in this Agreement. It is accordingly agreed that, in addition to any other remedies that may be available to the non-breaching party upon the breach by any other party of such covenants and agreements, the non-breaching party shall have the right to obtain injunctive relief to restrain any breach or threatened breach of such covenants or agreements or otherwise to obtain specific performance of any of such covenants or agreements.

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           (b) No remedy conferred upon or reserved to any party herein is intended to be exclusive of any other remedy, and every remedy shall be cumulative and in addition to every other remedy herein or now or hereafter existing at law, in equity or by statute.

           16.  Applicable Law.  This Agreement shall be governed by and
                --------------
 construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

           17.  Counterparts.  This Agreement may be executed in any number of
                ------------
 counterparts, all of which together shall constitute a single agreement.

           18.  Effect of Partial Invalidity.   Whenever possible, each
                ----------------------------
 provision of this Agreement shall be construed in such a manner as to be effective and valid under applicable law. If any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provisions shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provisions of this Agreement or the application of such provision to the other party or other circumstances.

           IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

                           ZURICH REINSURANCE CENTRE HOLDINGS, INC.

                           By:   /s/  Peter R. Porrino
                               ------------------------------------------
                               Name:  Peter R. Porrino
                               Title: Senior Vice President and
                                      Chief Financial Officer

                           JOHN DEERE INSURANCE GROUP, INC.

                           By:   /s/  Dennis E. Hoffmann
                               ----------------------------------------------
                               Name:  Dennis E. Hoffmann
                               Title: President and Chief Executive Officer

                             (Page 20 of 20 Pages)